Exhibit 107

Calculation of Filing Fee Tables

Form S-4
(Form Type)

McEwen Mining Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee (3)
Fees to Be Paid	Equity	Common Stock, no par value	457(c)	45,000,000	$8.705	$391,725,000	0.00014760	$57,818.61
Fees Previously Paid	-	-	-	-	-	-		-
	Total Offering Amounts					$391,725,000		$57,818.61
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$57,818.61

(1)
The shares of common stock of McEwen Mining Inc. (the “Registrant”), no par value, which may be offered pursuant to this registration statement include, pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), such additional number of shares of the Registrant’s common stock that may be offered, issued or become issuable as a result of any stock split, stock dividend or similar transaction.

(2)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices for the Registrant’s common stock as reported on the New York Stock Exchange on August 15, 2024.